EXHIBIT 99.1
BABYUNIVERSE, INC.
150 South U.S. Highway One, Suite 500
Jupiter, Florida 33477

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John C. Textor and Jonathan Teaford, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Common Stock, $0.001 par value per share, of BabyUniverse, Inc., a Florida corporation (the “Company”), which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held at          , Florida at [9:00 a.m.], local time, on                    , 2007, or any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

Proposal 1 — To adopt and approve the Agreement and Plan of Merger, dated as of March 13, 2007, by and among the Company, Baby Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, and eToys Direct, Inc., and the transactions contemplated thereby (including the merger), the issuance of an aggregate of 15,954,420 shares of Common Stock of the Company pursuant to the terms of and subject to the conditions of the Agreement and Plan of Merger, and the resulting change of control of the Company.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Proposal 2 — To approve the issuance of shares of Common Stock of the Company, and securities exercisable for shares of Common Stock of the Company, in connection with a private placement completed by the Company on July 6, 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Proposal 3 — To adjourn the Special Meeting if a quorum is present, for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 or Proposal No. 2.

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the special meeting and any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders to be Held on          , 2007, dated          , 2007, and the accompanying Proxy Statement/Prospectus.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)                                  DATE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.